UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                                  Form 12b-25

                          Notification of Late Filing

                                                   COMMISSION FILE NO. 000-29523

(Check  One):  [ ]Form  10-K   [ ]Form  20-F   [ ]Form  11-K
               [X]Form  10-Q   [ ]Form  N-SAR

For  Period  Ended:  September 30, 2003
[  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  N-SAR
For  the  Transition  Period  Ended:  __________________________

Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commissions has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART  1--REGISTRANT  INFORMATION  (Official  Text)


TS ELECTRONICS, INC.
---------------------------------------------
Full  Name  of  Registrant:

SOFTSTONE, INC.
---------------------------------------------
Former  Name  if  Applicable

111 HILLTOP LANE
---------------------------------------------
Address  of  Principal  Executive  Office  (Street  and  Number)

POTTSBORO, TX 75076
---------------------------------------------
City,  State  and  Zip  Code


PART  II--Rules  12b-25(b)  AND  (c)  (Official  Text)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar o day following the
  [X] prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable. PART III--NARRATIVE (Official Text) State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed) Delay in filing due to recent reverse merger and requirement to consolidate financials.

PART  III--narrative(official  Text)
State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     The registrant's accounting staff was not able to complete the required financial information and deliver it to the registrant's independent public accountant for his review in time to complete the report prior to the filing deadline.

PART  IV--OTHER  INFORMATION  (Official  Text)

(1) Name and telephone number of person to contact in regard to this notification.


    Thomas J. Kenan                      405                       235-2575
   ------------------                  -------                  -------------
         (Name)                      (Area Code)              (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X]Yes [ ]No
________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
[ ]Yes    [X]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
  N/A
_______________________________________________________________________________

                              TS ELECTRONICS, INC.
                  -------------------------------------------
                  (Name  of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 14, 2003          By:/s/Keith P. Boyd
       ------------------            ------------------------
                                     Keith P. Boyd, President

INSTRUCTION: The form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is singed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sing on behalf of the registrant shall be filed with the form.